UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 29, 2013

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Director

On October 29, 2013, the Board of Directors (the “Board”) of Domtar Corporation (the “Company”) elected Mr. David J. Illingworth to the Board. Mr. Illingworth has been also elected to serve on the Audit Committee and the Environmental, Health, Safety and Sustainability Committee of the Board.

Mr. Illingworth was the Chief Executive Officer and a director of Smith & Nephew plc, a leading global orthopaedics devices public company, from 2007 until his retirement in 2011. Prior to 2007, he served as Smith & Nephew’s Chief Operating Officer in 2006, and as President of the orthopaedics business from 2002 to 2006. Prior to his tenure with Smith & Nephew, Mr. Illingworth held senior executive positions with VidaMed, Inc., Nellcor Puritan Bennett LLC and GE Medical Systems, Inc. He is currently a director of Varian Medical Systems, Inc. and of Universal Hospital Services, Inc.

Mr. Illingworth has extensive senior business leadership experience in the area of health care and medical products, as well as in-depth international knowledge of the life sciences and institutional health care sectors.

Mr. Illingworth will serve an initial term through the 2014 annual meeting of stockholders, at which time he is expected to stand for election to a full term continuing until the annual meeting of stockholders in 2015.

Mr. Illingworth, as a non-employee director, will receive the compensation described in the Company’s latest proxy statement as filed with the SEC on March 28, 2013.

There was no arrangement or understanding between Mr. Illingworth and any other person pursuant to which he was selected as director. There are no family relationships between Mr. Illingworth and any of the Company’s other directors or executive officers. Mr. Illingworth does not have any direct or indirect material interest in any transaction which would require disclosure under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/s/ Razvan L. Theodoru
Name: Razvan L. Theodoru
Title: Vice-President,
Corporate Law and Secretary

Date: October 29, 2013